Exhibit 99.1

Houston, Texas USA
Beijing, P.R. China
Taiyuan City, P.R. China

News Release: 2013-01

Far East Energy Reaches Agreement for $60 Million Private Placement

Senior Secured Notes Financing

Houston, Texas – January 15, 2013 - Far East Energy Corporation (OTCBB:FEEC) a U.S. listed company operating the Shouyang Coalbed Methane (CBM) Block in Shanxi Province, Peoples Republic of China, announced today that it has executed a Securities Purchase Agreement to sell senior secured notes and warrants in a private placement for $60,000,000 in gross proceeds. The transaction is expected to close and fund by January 16, 2013 or as soon as practicable thereafter upon satisfaction of the closing conditions.

Far East will utilize the proceeds for drilling and completion of wells in its Shouyang Block, construction of associated gathering and compression, development of an overall development plan for the 1-H Pilot area, repayment of $4.125 million of principal outstanding under the $25.125 million with Standard Chartered Bank (the “SCB credit facility”), together with all capitalized and accrued interest and an amendment fee, and general corporate purposes.

In addition to the $60 million raised through the private placement, under the agreements governing the private placement, and subject to the closing and funding of the private placement, Standard Chartered Bank has elected to roll forward $21 Million of its existing $25.125 million credit facility (the “SCB credit facility”), for an additional 12 month term from the date of closing.

The notes will be senior secured obligations of Far East Energy (Bermuda), Ltd., a wholly owned subsidiary of Far East Energy Corporation, and are fully and unconditionally guaranteed by Far East Energy Corporation. The notes provide for the payment of 13% interest semi-annually in arrears with an option to pay interest in kind at a rate of 14.5% per annum. The notes mature three years from date of closing.

The notes provide that Far East will, under any future credit facility, such as a reserves-based lending facility, first use the funds drawn thereunder to repay any obligations that remain outstanding under the SCB credit facility and then to redeem the notes.

363 N. Sam Houston Parkway E., Suite 380 Houston, TX 77060 Telephone: 832-598-0470 Facsimile: 832-598-0479

Floor 30, Tower A, Tian Yuan Gang Center C2, North Road, East Third Ring Road, Chaoyang District, Beijing, 100027 P.R. China
Telephone: 011-86-10-8441-7070 Facsimile: 011-86-10-8441-7685

Warrants will be issued at closing and will entitle the holder to acquire a number of shares of common stock of Far East Energy Corporation equal to 15% of the currently fully diluted shares at an exercise price of $0.085 per share subject to certain anti-dilution adjustments. The number of shares that may be purchased upon exercise of the warrants is subject to adjustment in the event of future issuances of shares of common stock below prices to be set forth in the warrant agreement and in certain circumstances. The shares that may be purchased upon exercise of the warrants are entitled to certain registration rights pursuant to a registration rights agreement between Far East Energy Corporation and the initial investors. The foregoing description of the notes and warrants is qualified in its entirety by reference to the securities purchase agreement and associated indenture, warrant agreement and registration rights agreement to be filed as exhibits to a Current Report on Form 8-K upon consummation of the transaction.

Knight Capital Americas, LLC acted as advisory agent in connection the private placement.

The securities were offered pursuant to exemptions from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act thereunder and may not be offered and sold to U.S. persons absent registration or an exemption therefrom.

Far East Energy Corporation

Based in Houston, Texas, with offices in Beijing, and Taiyuan City, China, Far East Energy Corporation is focused on coalbed methane exploration and development in China.

This press release contains forward-looking statements. Forward-looking statements give Far East Energy Corporation’s current expectations or forecasts of future events based on management's beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in Far East Energy Corporation’s filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Forward-looking statements in this press release relate to, among other things, the closing of the private placement and the use of proceeds therefrom. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. The forward-looking statements speak only as of the date made and, other than as required by law, Far East Energy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations – 281-606-1600
Far East Energy Corporation
Investorrelations@fareastenergy.com

Bruce Huff – 832-598-0470	Catherine Gay – 832-598-0470
Far East Energy Corporation	Far East Energy Corporation
bhuff@fareastenergy.com	cgay@fareastenergy.com

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